EXHIBIT 10.36

LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into on January 4, 2008 (the “Effective Date”) between BioMimetic Therapeutics, Inc. (“BMTI”), a Delaware corporation, and Luitpold Pharmaceuticals, Inc. (“Luitpold”), a New York corporation (each, individually, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, BMTI and Luitpold have entered into that certain Asset Purchase Agreement (defined below) pursuant to which BMTI has agreed to sell, and Luitpold has agreed to purchase certain assets of BMTI related to the orofacial therapeutic business;

WHEREAS, BMTI desires to license to Luitpold and Luitpold desires to license from BMTI certain intellectual property rights in order to make use of the Purchased Assets in the Field of Use, on the terms and subject to the conditions of this Agreement; and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, BMTI and Luitpold are required to execute and deliver this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed by the Parties as follows:

1. DEFINITIONS

1.1 “Affiliate” means any company, corporation, business or entity controlled by, controlling, or under common control with either Luitpold or BMTI. “Control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such corporation or other business or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such company, corporation, business or entity, by contract, law or otherwise.

1.2 “Asset Purchase Agreement” means the Asset Purchase Agreement entered into by and between the Parties on December 14, 2007.

1.3 “Change of Control” means (a) any consolidation or merger of BMTI with or into any other entity, or any other corporate reorganization, in which the shareholders of BMTI immediately prior to the transaction own less than 50% of BMTI’s or the surviving entity’s, as applicable, voting power immediately after such consolidation, merger or reorganization, (b) any tender offer or other transaction to which BMTI or its shareholders are a party in which in excess of fifty percent (50%) of BMTI’s voting power is transferred, or (c) any sale of all or substantially all of the value of the assets of BMTI.

1.4 “Closing” means the date of consummation of the transaction contemplated by the Asset Purchase Agreement.

1.5 “Confidential Information” has the meaning given to it in Section 7.1.

1.6 “Distributor” means any non-Affiliate to whom either Party sells Licensed Products and grants a right to distribute (but not to make or have made) such Licensed Products in a defined territory.

1.7 “European Country” means any territory that is part of a country that is currently a member or later becomes a member of the European Union (“EU”), regardless of whether such country continues to be a member of the EU, and shall also include Switzerland and Norway.

1.8 “FDA” means the United States Food and Drug Administration or its successor.

1.9 “Field of Use” means (a) all applications above the neck in humans and (b) all veterinary applications. For the avoidance of doubt, Field of Use in humans does not include central nervous system diseases such as multiple sclerosis, nerve regeneration or extraoral dermal or epidermal tissue (except that oral indications, such as cleft lip and palate, that traverse the intraoral-extraoral boundary, are not excluded).

1.10 “Growth Factor” means proteins capable of stimulating cellular proliferation and cellular differentiation.

1.11 “Harvard License” means the License Agreement dated April 10, 2001 by and between the President and Fellows of Harvard University, on one hand, and BMTI, on the other hand, in which Harvard University has licensed to BMTI rights to certain patents.

1.12 “Improvement” means any and all processes, uses, designs, applications, methods and compositions of matter, indications, modification, alteration, enhancement or improvement based upon or created using the Licensed Technology or any Licensed Product.

1.13 “Know-how” means BMTI’s technical and other information related to the Licensed Technology including, without limitation, ideas, concepts, inventions, discoveries, data, formulae, specifications, processes, manufacturing methods, procedures for experiments and tests and other protocols, results of experimentation and testing, media formulations, fermentation, recovery and purification techniques and assay protocols whether or not covered by any patent, copyright design or other industrial or intellectual property rights.

1.14 “Licensed Product(s)” means any product with application within the Field of Use that BMTI and/or Luitpold develops or has developed which is covered by the Licensed Technology, developed through the use of a process which is covered by the Licensed Technology, or could not be manufactured, used or sold without the incorporation or use in whole or in part of some or all of the Licensed Technology, including, but not limited to:

(a) any Growth Factor product, including GEM 21S, GEM ONJ, **, and a GEM OS2-like product for application within the Field of Use, including Growth Factors alone, combinations of Growth Factors, and combinations of Growth Factors with non-Growth Factor products, and any component thereof, for which commercialization thereof is not subject to a third party license agreement that BMTI enters into after the Closing of the Asset Purchase Agreement;

(b) any device, e.g., bone matrix material, implant and/or related product, for which the commercialization thereof is not subject to a third party license agreement that BMTI enters into after the Closing of the Asset Purchase Agreement.

1.15 “Licensed Technology” means any intellectual property rights owned or controlled by BMTI including Know-how, excluding the Licensed Technology as defined in the Amended and Restated Exclusive Sublicense Agreement executed by and between the Parties concurrently herewith (the “Restated Sublicense Agreement”), with application within the Field that BMTI currently has pending or files a patent application on, including the Valid Claims of the patents and patent applications listed on Exhibit A, or acquires within ** years of the Closing of the Asset Purchase Agreement, including any intellectual property controlled by BMTI necessary for commercialization of GEM 21S, ** or GEM ONJ (rhPDGF used in the absence of a matrix to treat osteonecrosis of the jaw) in the Field. Exhibit A will be updated by BMTI on at least an annual basis.

1.16 “Licensed Technology Patents” has the meaning set forth in Section 5.1.

1.17 “Net Sales” means the amounts invoiced by Luitpold or any of its Affiliates or Distributors during the term of this Agreement for the worldwide sale of Licensed Products to bona fide independent third parties, including any amounts that may be invoiced for samples, less: (a) normal and customary rebates, trade, or quantity and cash discounts, including credit card fees, actually taken or incurred; (b) sales, use and/or excise taxes, custom duties or other governmental charges (other than taxes imposed on Luitpold’s, an Affiliate’s or a Distributor ‘s net income) actually paid in connection with sales of Licensed Products; (c) amounts actually allowed or credited due to refunds, returns and replacements; (d) up to **% of gross sales, representing an estimate of the cost actually paid by Luitpold, an Affiliate or a Distributor, as applicable, for any bulk packages and packing, freight charges and insurance which amount will, at the request of BMTI, be reconciled to actual costs annually; and (e) amounts written off for bad debt. In the case of (a) and (c), such amounts shall be deductible only to the extent the same are identified on the invoice to the customer or other documentation maintained in the ordinary course of business. Net Sales also includes the fair market value of any non-cash consideration received by Luitpold, its Affiliates or Distributors for the sale, lease or transfer of Licensed Products.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.18 “PDGF” means platelet derived growth factor.

1.19 “rhPDGF” means recombinant human platelet derived growth factor.

1.20 “Territory” means worldwide.

1.21 “Valid Claim” means with respect to the Licensed Technology Patents (a) a claim of a pending patent application; or (b) a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal has been taken after ninety (90) days.

1.22 “ZymoGenetics License” means the Exclusive Patent License Agreement dated March 28, 2001 by and between ZymoGenetics, Inc. and BMTI, in which ZymoGenetics has licensed to BMTI rights to certain patents listed therein.

2. GRANT

2.1 Exclusive License.

(a) License Grant. BMTI hereby grants to Luitpold, and Luitpold hereby accepts from BMTI, subject to the terms and conditions herein specified, a worldwide license under the Licensed Technology to make, have made, use, offer to sell, sell, and otherwise commercialize Licensed Products, solely within the Field of Use. The license granted in this subsection 2.1(a) shall be exclusive with respect to all Licensed Products except those identified in subparagraph 1.14(b) of this Agreement and shall be non-exclusive with respect to Licensed Products identified in subparagraph 1.14(b) of this Agreement.

(b) If BMTI elects to abandon any such patents or patent applications, or cease the maintenance thereof during the term of this Agreement, BMTI shall notify Luitpold in writing not less than sixty (60) days prior to any action required to preserve such patents or applications therefor, and shall consider any objection by Luitpold to any proposed abandonment that BMTI receives within thirty (30) days of receipt of such notification.

(c) Right to Grant Sublicenses. BMTI hereby grants to Luitpold and Luitpold hereby accepts from BMTI, upon the terms and conditions herein specified, the right to grant sublicenses under the Licensed Technology to make, have made, use, offer to sell, sell, and otherwise commercialize Licensed Products within the Field of Use.

2.2 Sales Restrictions. Except as permitted below in this Section 2.2, BMTI shall only be permitted to market and sell products containing the Licensed Technology, directly or indirectly, to any entities who do not have a valid dental or veterinary license (or equivalent outside of the United States) (the “BMTI Sales Restrictions.”). Except as permitted below in this Section 2.2, Luitpold shall only be permitted to market and sell Licensed Products, directly or indirectly, to any individual who does have a valid dental or veterinary license (or equivalent qualification outside of the United States) (the “Luitpold Sales Restrictions”). Luitpold shall use commercially reasonable efforts to amend any existing sublicenses to make them consistent with the obligations in this Section 2.2 as soon as possible and if agreeable to any sublicensee, but in any event upon renewal of any such sublicense agreement. BMTI shall cause its Distributors to be bound by the BMTI Sales Restrictions and, unless otherwise set forth below, Luitpold shall cause its Distributors to be bound by the Luitpold Sales Restrictions. Each Party shall be responsible for any breach of the Sales Restrictions by its Distributor. The BMTI Sales Restrictions and the Luitpold Sales Restrictions are hereinafter referred to collectively as the “Sales Restrictions”.

(a) In order for a Party to incur penalties for any breach of the Sales Restrictions, such breach must be (i) ** or (ii) **. Each Party will address and cure ** breaches upon written notice from the other Party.

2.3 Breach of Sales/Field Restrictions. A breach of the Sales Restriction or Field of Use restriction (collectively “Restrictions”) shall be deemed cured if the breaching Party (i) ceases any such breach of the Restrictions or causes the breaching Distributor to cease any such breach of the Restrictions, which ever is applicable, within the number of days of receipt of written notice of such breach from the non-breaching Party as set forth below, (ii) pays any penalties incurred under this Section 2.3; and (iii) retrieves from the persons or entities to whom such breaching sales occurred all unused units sold in breach of the Restrictions. A breaching Party shall additionally use its best efforts after a breach has been cured to prevent such breaching sales from reoccurring, including changing systems, policies, and personnel assignments.

2.4 Penalties for Breach of Restrictions. The following penalties shall apply to any breach of the Restrictions. In addition, each Party shall provide for termination of any distribution or similar agreement in the event a Distributor and the applicable Party do not cure such breach as more specifically set forth below.

(a) If the Restrictions are breached by a Party or its distributor(s) in the **:

(i) Upon the ** breach, the breaching Party must pay the non-breaching Party an amount equal to **, and the beaching Party and/or distributor must conform to the Restrictions within ** days of written notice by the applicable Party.

(ii) Upon the ** breach, the breaching Party must pay the non-breaching Party an amount equal to **, and the breaching Party and/or distributor must conform to the Restrictions. The payment must be made and the breach must be cured within ** days of written notice by the applicable Party. If such breach is not cured within such ** day cure period, then such failure to cure such breach shall be deemed a ** breach.

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(iii) Upon the ** or subsequent breach, the breaching Party shall pay the non-breaching Party an amount equal to **, and the breaching Party and/or distributor must conform to the Restrictions. The payment must be made and the breach must be cured within ** days of written notice by the applicable Party. If such breach is not cured within such ** day cure period, then the breaching Party must pay the non-breaching Party an additional amount equal to **, and the same amount for each additional ** day period during which such breach remains uncured by such breaching Party.

(iv) The non-breaching Party may require the breaching Party to terminate a distributor in ** if the same distributor has violated the Sales Restrictions in this Section 2.4 upon the ** such breach, or if such breach occurs in any other country, upon the ** such breach.

(b) If the Sales Restrictions are breached by a distributor outside of **, upon the ** breach, the breaching Party must use its commercially reasonable efforts to cause the distributor to cure the breach and conform to the Sales Restrictions within ** days of written notice by the applicable Party. Upon the ** such breach, if the breaching Party fails to cure such breach within ** days of written notice, then the non-breaching Party may elect to require the breaching Party to terminate the distribution agreement with the distributor.

(c) Penalties for breaches of the Restrictions shall be assessed on the basis of a specific individual breaching Party or its specific breaching distributor, and not cumulatively (i.e., a breach by a Party’s distributor A and a subsequent breach by that same Party’s distributor B shall result in two separate first-breach penalties; such breaches would not result in one first-breach and one second-breach penalty. Penalties shall be calculated as a first breach for a Party if neither such Party nor any of its distributors has committed a breach of the Sales Restrictions in the preceding ** years.

2.5 Sales Restriction Exception. In the event that Luitpold obtains approval of a craniofacial indication for a Licensed Product within the United States or Canada, Luitpold shall, in addition to being permitted to sell such Licensed Product to any individual who has a valid dental or veterinary license for use in the Field of Use, be permitted to market and sell such Licensed Product for that indication only to any individual within the United States or Canada who has a medical license, provided that: (1) such individual specializes in craniofacial surgery, as evidenced by his or her title, advertising as to his or her practice or other written evidence to be kept in a file for sales to that individual; and (2) Luitpold obtains from such individual a signed Statement Regarding Sales to Medical Professionals/Institutions in substantially the form

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

attached as Exhibit C hereto, certifying that such individual shall only use such Licensed Product for the approved indication(s), and shall not use such Licensed Product for an orthopedic use, in neurosurgery, or in treatment of the spine (or any other use outside of the Field of Use), and that such individual acknowledges that Luitpold will terminate sales to such individual in the event that such individual violates such representations. Luitpold shall keep individual records substantiating the legality of any such individual sales, and shall make such records available to BMTI for inspection at least once per year. If Luitpold learns that any such individual is using such Licensed Product outside of the Field of Use or outside the scope of this Sales Restriction exemption, or if Luitpold becomes aware of any other use of such Licensed Product outside of the Field of Use or outside the scope of this Sales Restriction exemption, then Luitpold shall not sell or shall cease selling such Licensed Product to such individual, and shall notify BMTI of such use. Luitpold shall also submit to BMTI on a calendar quarter basis a Quarterly Report of Sales to Non-Dentists substantially in the form attached as Exhibit D hereto, that will include:

(i)	the customer’s name;
(ii)	the customer’s medical specialty;
(iii)	the number of units sold;
(iv)	the amount of gross sales; and
(v)	the indications for which the Products are used.

This Section 2.5 shall only apply to sales to non-dentists and non-dental institutions within the United States and Canada, and in no event shall Luitpold sell Licensed Products to neurosurgeons, orthopedic surgeons, or other medical doctors specialized in the treatment of the spine.

2.6 BMTI Noncompete. BMTI agrees that from and after the Closing and until six (6) months following the expiration of Luitpold’s obligations to pay royalties under this Agreement, neither BMTI nor any Affiliate thereof shall, directly or indirectly, sell or distribute any Licensed Products in the Field anywhere in the world; provided, however, that the foregoing restrictions shall lapse if Luitpold breaches its obligations to make payments due under this Agreement or the Asset Purchase Agreement and fails to cure such breach within thirty (30) days after written notice thereof from BMTI. The provisions of this Section 2.6 shall not apply to any unaffiliated entity that acquires BMTI pursuant to a Change of Control; provided that such entity shall not sell rhPDGF-BB containing products in the Field of Use for a period to extend six months following expiration of Luitpold’s royalty obligation with respect to Licensed Products as provided in this Agreement; provided, further, that the foregoing restrictions shall lapse if Luitpold breaches its obligations to make payments due under this Agreement or the Asset Purchase Agreement and fails to cure such breach within thirty (30) days after written notice thereof from BMTI. If any unaffiliated entity acquires BMTI pursuant to a Change of Control and such entity has an existing business within any part of the Field of Use, all restrictions under this Section 2.6 shall terminate.

2.7 rhPDGF Unit Size Limitation. Luitpold will not manufacture or sell the rhPDGF units in volume sizes larger than **. There shall be no restrictions on the number of syringes that Luitpold may include in any kit, provided that the total rhPDGF included in a kit is not more than **. Luitpold shall be permitted to manufacture rhPDGF units in volume sizes up to ** for development purposes. If Luitpold obtains FDA approval of a product for an indication within the Field of Use that expressly calls for such a volume size, then upon BMTI’s approval, which shall not be unreasonably withheld, conditioned or delayed, Luitpold shall be permitted to sell rhPDGF units in volume sizes up to **. Marketing for such ** volume size shall be limited to such approved indication. BMTI’s right to approve such increased volume size shall only consist of a review of the approved label, which approval shall not be withheld if such label provides for routine dosing of more than ** of rhPDGF.

2.8 Disclosure: BMTI shall disclose Licensed Technology and Licensed Products to Luitpold upon the earlier of either filing a patent application thereon or the completion of the first BMTI-sponsored animal evaluation thereof, and shall provide Luitpold with written updates on the development thereof on a semi-annual basis thereafter. These disclosure obligations shall expire five (5) years after the Closing of the Asset Purchase Agreement.

2.9 Notwithstanding any provision in this Agreement, BMTI shall not be required to (i) grant to Luitpold any right to any intellectual property for which BMTI does not possess or control rights thereto; nor (ii) actively acquire rights to any intellectual property in the Field of Use. BMTI shall not be obligated to disclose any third-party confidential information without such third party’s consent (which consent BMTI shall use commercially reasonable efforts to obtain), whether as part of any license granted hereunder, or through the disclosure of New Technology or otherwise.

3. TERM AND TERMINATION

3.1 Term. The term of this Agreement shall be for a period beginning on the Effective Date and extending until the later of (a) the last to expire Valid Claim contained in any Licensed Patent, or (b) December 31, 2026.

3.2 Termination.

(a) In the event that one Party commits any material breach of this Agreement, unless this Agreement provides a different remedy, the non-breaching Party may terminate this Agreement at its option by giving the breaching Party not less than sixty (60) days written notice of its election to terminate as of a stated date. In addition to its option to terminate, BMTI shall have the right to convert this Agreement to a non-exclusive sublicense. Such notice shall state the nature of the defaults claimed by the non-breaching Party. The breaching Party during said sixty (60) day period may cure any

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

default stated in said notice and if such default is cured or, if such default is not a failure to pay an amount due and will reasonably take longer than sixty (60) days to cure and the breaching Party is and continues to diligently pursue such cure until such cure is achieved, this Agreement shall continue in full force and effect as if such notice had not been given.

(b) In the event either Party shall become insolvent or shall cease business, or shall file a voluntary petition or an answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee for a substantial part of its property then, at the option of the other Party, this Agreement shall terminate effective as of a date ten (10) days following written notice by the Party intending to terminate.

3.3 Effect of Termination. Upon termination or expiration of this Agreement, BMTI shall have the option to repurchase from Luitpold any Licensed Products that are in Luitpold’s inventory on the effective date of such termination. The repurchase price for License Products in good condition in unopened, undamaged packaging shall be the price paid by Luitpold; the price for Licensed Products in damaged or opened packaging or otherwise not in good condition shall be subject to mutual agreement by the Parties in good faith. Luitpold may continue to sell any Licensed Products that are not repurchased by BMTI for up to one hundred eighty (180) days after the effective date of expiration or termination and shall pay to BMTI any royalties which may accrue on such sales.

3.4 Termination for Nonpayment. This Agreement, including Luitpold’s exclusive license rights granted herein, shall terminate if Luitpold defaults in making any payments provided for in the Restated Sublicense Agreement, the Asset Purchase Agreement dated December 14, 2007, or as provided for herein; provided that Luitpold does not cure such default within thirty (30) days of notice thereof.

3.5 Survival. The following provisions shall survive any expiration, termination or cancellation of this Agreement: Article 1, Sections 3.3 and 3.4, and Articles 7, and 12, and any provision of this Agreement which may necessitate continued performance following termination of this Agreement shall continue in effect after termination of this Agreement in accordance with its terms

4. FEES AND ROYALTIES

4.1 No Minimum Royalty. Luitpold shall not be required to pay any annual minimum royalty. BMTI hereby agrees it shall not amend, or seek to amend, the Harvard License or Zymogenetics License in order to increase Luitpold’s royalty obligations set forth herein.

4.2 Royalty Rate. Notwithstanding the foregoing, Luitpold shall, in exchange for the rights granted to Luitpold under this Agreement and commencing on execution of this Agreement, pay or cause to be paid to BMTI a royalty on its Net Sales of Licensed Products at the rates set forth in Exhibit B. Notwithstanding the expiration of the royalty obligations hereunder, if at any time BMTI’s total royalty obligations to third parties due solely to Luitpold’s actions in exercising its rights under this Agreement exceed the combined total royalties that Luitpold pays to BMTI under this Agreement and the Exclusive Sublicense Agreement with respect to such Licensed Product, Luitpold shall reimburse BMTI for the difference in such royalty obligations. Luitpold shall also reimburse BMTI for reasonable and documented payments to any third party, including license fees and sublicense fees, incurred and paid by BMTI due solely to Luitpold’s actions in exercising its rights under this Agreement, which shall not include any royalty payments made by BMTI related to the intellectual property sublicensed to Luitpold in the Restated Sublicense Agreement.

4.3 Royalty Reduction. On a country by country basis, if a product that contains rhPDGF competes against any Licensed Product and is marketed in the Field of Use, the applicable royalties above shall be reduced by ** if there is no patent coverage in such country; provided, however, that the applicable royalties shall not be less than any rates of BMTI’s required royalty payment to a third party as a result of Luitpold’s sale of any such Licensed Product.

4.4 Schedule and Form of Payment/Taxes. Luitpold shall pay royalties on a calendar quarter basis and payments shall be due and payable with the reports required by this Section 4.4 thirty (30) days following the close of the relevant accounting period. Each such payment shall be accompanied by a report for the period covered showing the total number or volume of Licensed Products sold and total Net Sales, each on a country-by-country basis (including end marked sales figures for a European Country and other major markets as specified in the ZymoGenetics License), the exchange rate used to convert any payments into United States dollars, and total royalties due, if any. If no royalties are due for any calendar quarter, Luitpold shall so report. All royalties and other amounts payable to BMTI hereunder shall be payable in United States dollars. Luitpold shall, when required to do so by applicable law, be responsible for the payment of all withholding taxes imposed by any country on any royalty or other amounts payable to BMTI hereunder and shall withhold such taxes from the amounts payable to BMTI hereunder. Luitpold will supply BMTI with documentation of such payment of withholding tax, in a form reasonably acceptable to BMTI, to meet the requirements for claiming foreign tax credits on BMTI’s federal income tax return. Notwithstanding the foregoing, if the law of any foreign country prevents any payment payable to BMTI hereunder to be made in the United States of America or prevents any such payment to be made in United States dollars, BMTI agrees to accept such payment in form and place as permitted, including deposits by Luitpold in the applicable foreign currency in a local bank or banks in such country designated by Luitpold. If any currency conversion is required in connection with any payment to BMTI hereunder such conversion shall be made at the average of the buying rate and the selling rate for the transfer of such other currency into United States Dollars as quoted by Citicorp Bank (New York), or its successor, on the last business day of the applicable accounting period, in the case of any payment payable with respect to a specified accounting period, or, in the case of any other payment, the last business day prior to the date of such payment.

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REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

4.5 Records. Luitpold shall maintain, and shall ensure that its Distributors maintain, complete and accurate records sufficient to enable accurate calculation of royalties and other fees due BMTI under this Agreement. Once a calendar year, BMTI shall have the right to select a certified public accountant reasonably acceptable to Luitpold to inspect, on not less than fifteen (15) business days prior written notice and during regular business hours, the records of Luitpold and/or any Distributor necessary to verify Luitpold’s statement and payments due pursuant to this Agreement. Such accountant must execute a nondisclosure agreement reasonably satisfactory to Luitpold prior to any access to records. Luitpold agrees to, and to ensure that the Distributors, cooperate and provide reasonable access to their respective books, records and premises; provided, however, that such access shall be limited to those books and records necessary to verify the accuracy of the payments made to BMTI pursuant to this Agreement. The entire cost for such inspection shall be borne by BMTI unless there is a discrepancy of greater than, or equal to, five percent (5%) in Luitpold’s favor in which case Luitpold shall bear the entire cost of the inspection. Records shall be preserved by Luitpold and the Distributors for three (3) years for inspection by BMTI.

5. PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

5.1 Right to Prosecute and Maintain Patents Related to the Licensed Technology. During the term hereof, BMTI or its licensors shall have the right to file, prosecute and maintain all patents and patent applications related to the Licensed Technology other than those related to Luitpold Improvements (the “Licensed Technology Patents”). Luitpold shall render BMTI such assistance as BMTI may reasonably require in order to comply with BMTI’s obligations under this Section 5.1. BMTI shall retain the right to abandon patent applications in BMTI’s reasonable discretion. BMTI shall maintain the Licensed Technology Patents, at its sole expense, until the last to expire Valid Claim. If BMTI should wish to abandon any one or more of the Licensed Technology Patents or cease the maintenance thereof during the term of this Agreement, BMTI shall notify Luitpold in writing not less than forty-five (45) days prior to any action required to preserve such Licensed Technology Patents and shall consider any objection by Luitpold to any proposed abandonment that BMTI receives within forty-five (45) days of receipt of such notification. If BMTI does not prosecute and maintain any patent or patent application and provided BMTI does not incur obligations arising under third party licenses that are sublicensed hereunder, BMTI will assign its rights, without warranties of any kind, to Luitpold.

5.2 Assistance and Communication. BMTI (or its licensors) shall have exclusive control over the prosecution of the Licensed Technology Patents before all national and international patent offices; provided that Luitpold shall have reasonable opportunities to advise BMTI. Luitpold shall cooperate and, at BMTI’s expense, shall render all reasonable assistance to BMTI in preparing, filing and prosecuting Licensed Technology Patents relating to the Field of Use.

6. COVENANTS OF LUITPOLD

6.1 Sale and Marking. Luitpold will not sell or market any Licensed Products in any part of the Territory where proper regulatory approval has not been obtained, unless approval is not required. Luitpold shall comply with all applicable United States and foreign statutes related to the marking of Licensed Products and their packaging with patent pending, patent number(s), or other intellectual property notices and legends required to maintain the patent rights licensed in this Agreement.

6.2 Export. Luitpold shall be solely responsible for obtaining all licenses, permits or authorizations required from the United States and any other government for export or reexport of Licensed Products. BMTI agrees to provide Luitpold with such assistance as it may reasonably request in obtaining such licenses, permits or authorization at Luitpold’s expense.

7. CONFIDENTIALITY

7.1 Confidential Information. It may be necessary for one Party to disclose to the other Party certain confidential or proprietary information. “Confidential Information” means any information furnished by one Party to the other Party in connection with this Agreement and includes, without limitation, all tangible and intangible information relating to scientific data, analyses and projections; intellectual property, patent applications, specifications, trade secrets, know-how, products, and product candidates; strategies, operations, systems, software, models, drawings, technical information, ideas, inventions, conceptions, reductions to practice, financial information, contracts, business strategies, business information, and business records; and any analyses, compilations, studies and other documents, in whatever form furnished, prepared or stored, whether prepared by a Party, its representatives or others, which are based upon, incorporate or otherwise reflect such information. During the term of this Agreement and for ten (10) years thereafter, the Party receiving Confidential Information of the other Party agrees not to disclose such Confidential Information to any third party and not to use it for any purpose except those specifically allowed in this Agreement. The parties may disclose such Confidential Information to their respective legal and financial advisors and representatives and Affiliates who are bound to comply with the non-use and non-disclosure provisions of this section 7.1. Confidential Information shall not include information which:

(a) is now in the public domain or which becomes generally available to the public through no fault of the receiving Party;

(b) is already known to, or in the possession of, the receiving Party prior to disclosure by the disclosing Party as can be demonstrated by written evidence;

(c) is disclosed on a non-confidential basis to the receiving Party by a third party having the right to make such a disclosure;

(d) is independently developed by the receiving Party (by activity not associated with the Licensed Technology) as can be demonstrated by written evidence; or

(e) is required to be disclosed by order of any court or governmental or regulatory authority, or where otherwise required by law but only after notification to the providing Party by the receiving Party of such requirement in order to allow the providing Party to seek protection for the providing Party’s Confidential Information from such court or governmental or regulatory authority.

8. INTERFERENCE, OPPOSITION AND ENFORCEMENT

8.1 Interference. In the event an interference is declared by the U.S. Patent and Trademark Office involving one or more of the Licensed Technology Patents, then BMTI shall promptly notify Luitpold in writing. BMTI or its licensors shall have exclusive control over the conduct of the interference; provided Luitpold shall have reasonable opportunities to advise BMTI. At BMTI’s sole discretion and expense, Luitpold shall assist BMTI and cooperate in any such interference upon BMTI’s request. In the event that there is an interference declared involving one or more of the Licensed Technology Patents, then the obligation of Luitpold to pay royalties under the Licensed Technology shall continue unabated so long as Luitpold continues to exercise its rights under this Agreement.

8.2 Opposition. In the event that one or more of the Licensed Technology Patents are subject to an opposition proceeding, then BMTI shall promptly notify Luitpold in writing. BMTI (or its licensors) shall have exclusive control over the conduct of the opposition; provided Luitpold shall have reasonable opportunities to advise BMTI. At BMTI’s sole discretion and expense, Luitpold shall assist BMTI and cooperate in any such opposition upon BMTI’s request. In the event that there is an opposition involving one or more of the Licensed Technology Patents, then the obligation of Luitpold to pay royalties under the Licensed Technology shall continue unabated so long as Luitpold continues to exercise its rights under this Agreement.

8.3 Declaratory Judgment Action. In the event a third Party brings an action to obtain a declaration of patent invalidity against Luitpold, BMTI and/or one or more Licensed Technology Patents, BMTI (or its licensors) shall have the right to defend such action at its own cost and expense, and to control any ensuing litigation. In the event a competitor is successful in lawfully marketing a Licensed Product containing rhPDGF within the Field of Use during the term of this Agreement in a country where BMTI has no patent protection, Luitpold’s obligation to pay royalties shall persist in accordance solely with the royalty reduction set forth in Section 4.3.

8.4 Enforcement by BMTI. In the event either Party becomes aware of a suspected infringement of a Licensed Technology Patent within the Field of Use , such Party shall notify the other Party promptly in writing and, following such notification, the Parties shall promptly confer. BMTI or licensors shall have the right, but shall not be obligated, to prosecute an infringement action at its own expense and under its own direction and control; provided Luitpold shall have reasonable opportunities to advise BMTI. BMTI shall notify Luitpold in writing within ninety (90) days of becoming aware of a suspected infringement whether or not it will prosecute an infringement action. If BMTI or a Licensor elects to prosecute such action, it shall be entitled to all recoveries in any such action. Luitpold shall reasonably assist BMTI at BMTI’s expense in such actions if so requested. Luitpold shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

8.5 Backup Enforcement by Luitpold. If BMTI or its licensors are unable or elect not to bring an action for infringement of a Licensed Technology Patent within the Field of Use, Luitpold may bring such action at its own expense and under its own direction and control; provided, BMTI shall have reasonable opportunities to advise Luitpold, and provided that initiation of such action by Luitpold is permissible under any relevant third party license agreement. In such event, Luitpold shall be entitled to recover its expenses from all recoveries in any such action, and the remaining balance of any such recoveries shall be treated as Net Sales for which Luitpold shall pay royalties to BMTI. BMTI shall reasonably assist Luitpold at Luitpold’s expense in such actions if so requested or required by law. BMTI shall also lend its name to such actions if requested by Luitpold or required by law, at Luitpold’s expense. BMTI shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

9. REPRESENTATIONS AND WARRANTIES

9.1 Representations, Warranties and Covenants of Luitpold. Luitpold represents and warrants to and covenants with BMTI that:

(a) Luitpold is a corporation duly organized, validly existing and in corporate good standing under the laws of New York; and

(b) Luitpold has the corporate and legal right, authority and power to enter into this Agreement; and

(c) Luitpold has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Luitpold, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

(e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(f) Luitpold will comply with all applicable laws and regulations in connection with the performance of Luitpold’s obligations pursuant to this Agreement, including but not limited to all applicable laws and regulations concerning product safety, testing, labeling, package marking, advertising and export.

9.2 Representations, Warranties and Covenants of BMTI. BMTI represents and warrants to and covenants with Luitpold that:

(a) to BMTI’s knowledge no third party intellectual property is used in the Licensed Products other than: (i) the intellectual property licensed to BMTI in the Harvard License and ZymoGenetics License, (ii) any intellectual property covering a component included in a Licensed Product that is owned by the supplier of such component, (iii) any intellectual property covering a manufacturing method utilized in making a Licensed Product that is owned by the subcontractor performing such manufacturing, and (iv) any other third party product or service incorporated into a Licensed Product, wherein such product or service is sold or provided with an implied intellectual property license; and

(b) BMTI is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware; and

(c) BMTI has the corporate and legal right, authority and power to enter into this Agreement; and

(d) BMTI has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(e) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of BMTI, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

(f) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(g) BMTI will comply with all applicable laws and regulations in connection with the performance of BMTI’s obligations pursuant to this Agreement.

9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE LICENSED TECHNOLOGY, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

10. INSURANCE

10.1 Insurance. During the term of this Agreement, each Party shall maintain a policy or policies of commercial general liability insurance in an amount of no less than ten Million Dollars ($ 10,000,000), with a deductible and/or self-insurance retention of no greater than $500,000, which includes product liability coverage, and shall name the other Party as an additional insured under its policy.

11. NEW TECHNOLOGY AND IMPROVEMENTS

11.1 Right of First Negotiation. For the technology described in clauses (i) and (ii) of this Section 11.1 (“New Technology”), BMTI shall offer to Luitpold the following Right of First Negotiation (“Luitpold’s Right of First Negotiation”): (i) for any new Growth Factor products developed by BMTI with application within the Field of Use, including Growth Factors alone, combinations of Growth Factors, combinations of Growth Factors with any non-Growth Factor products, and any component thereof, for which the commercialization thereof is or will be subject to a third party license agreement that BMTI enters into within five (5) years after the Closing of the Asset Purchase Agreement, provided that BMTI has the right to grant to Luitpold such sublicense, BMTI shall offer to Luitpold an exclusive sublicense within the Field, prior to offering such a sublicense to any other entity; and (ii) for any devices, e.g., matrix materials, implants and/or similar products developed by BMTI for use with Growth Factors, for which the commercialization thereof is or will be subject to a third party license agreement that BMTI enters into within five (5) years after the Closing of the Asset Purchase Agreement, provided that BMTI has the right to grant to Luitpold such sublicense, BMTI shall offer to Luitpold a non-exclusive sublicense to use such technology with Growth Factors within the Field, prior to offering such a sublicense to any other entity in accordance with the following.

(a) BMTI shall disclose such New Technology to Luitpold upon acquisition of the right to develop the technology or, if internally developed, upon the completion of the first BMTI-sponsored animal evaluation of such New Technology, and shall provide Luitpold with general semi-annual written updates on the development of such New Technology thereafter until five (5) years after the Closing of the Asset Purchase Agreement.

(b) BMTI shall offer to Luitpold Luitpold’s Right of First Negotiation upon the completion of any pilot clinical trial involving human subjects. Subject to customary confidentiality requirements, with the offer of Luitpold’s First Negotiation BMTI shall provide to Luitpold:

(i) a draft or final report of such pilot clinical trial including tables, and listing raw data;

(ii) all information submitted to the FDA and/or any other regulatory bodies to which BMTI has submitted information that shall have authority over the study and such New Technology, and any other testing of such New Technology;

(iii) BMTI’s license for such New Technology, if licensed; and

(iv) BMTI’s manufacturing agreements, plans and costs relating to such New Technology, to the extent such information exists.

Notwithstanding the foregoing, Luitpold may exercise Luitpold’s Right of First Negotiation regarding any New Technology prior to the completion of a human pilot clinical trial by providing BMTI with written notice of its intent to do so and initiating negotiations with respect thereto.

(c) If BMTI’s pilot clinical trial referred to above in Section 11.1(b) is not in the Field of Use, Luitpold shall have 180 days (or some other mutually agreed time period) from the offer of Luitpold’s Right of First Negotiation to conduct its own pilot clinical trial with the New Technology within the Field of Use. BMTI shall provide Luitpold with rights to reference any applicable BMTI IND, IDE or DMF and any other applicable regulatory filings in the US and around the world. Luitpold shall provide BMTI with similar reference rights to its regulatory filings, and shall provide BMTI with the same information described in Section 11.1 (b) (i), (ii) and (iv) above regarding Luitpold’s pilot clinical trial.

(d) Negotiations between the Parties shall be presumed to be terminated if the Parties do not reach substantial agreement within 180 days of the date BMTI’s offer of Luitpold’s Right of First Negotiation or Luitpold’s notice of its intent to exercise its rights if such notice is given prior to Luitpold receiving an offer from BMTI, or within ninety (90) days of the completion of a pilot clinical trial by Luitpold, if Luitpold conducts such pilot clinical trial.

(e) Regardless of the termination of any such negotiations between the Parties, BMTI shall not offer any rights within the Field of Use to any third party on terms more favorable than those offered to Luitpold for the latter of five (5) years following the Closing of the Asset Purchase Agreement, or two (2) years following termination of negotiations between the Parties regarding such rights. In addition, any rights to New Technology granted by BMTI to any third party shall be subject to the Licensed Technology, and such third party license shall expressly state that no rights to Licensed Technology are granted to such third party therein either directly or by implication.

11.2 BMTI shall request Luitpold to pay a portion of fees for rights to technology within the Field of Use that BMTI pays fees to acquire after the Closing of the Asset Purchase Agreement. If Luitpold declines to develop products based on the rights to such technology, or the Parties do not agree upon the proper division of fees within thirty (30) days of BMTI’s request of Luitpold to pay such portion of fees, then BMTI shall, at its option, exploit such rights to such technology, or shall, at its option, offer such rights to any third party on terms no more favorable than those offered to Luitpold for the latter of five (5) years after the Closing of the Asset Purchase Agreement, or two (2) years after the termination of negotiations between the Parties regarding such rights. If Luitpold agrees to pay a portion of the fees for such rights, Luitpold shall pay to BMTI one hundred percent (100%) of any third party royalties or other payments for the right for sales in the Field of Use in addition to royalties that may be due under the Asset Purchase Agreement or pursuant to any subsequent license resulting from Luitpold’s Right of First Negotiation.

11.3 Acquisition or Transfer of BMTI. In the event that BMTI is acquired by a third party, all rights granted to Luitpold with respect to the New Technology shall terminate except as to any New Technology for which Luitpold has been given notice thereof pursuant to BMTI’s disclosure obligations under Section 11.1(a). In addition, Luitpold’s right to receive information regarding new Licensed Products and New Technology, including the rights and obligations regarding the exchange of regulatory information, shall terminate upon acquisition of BMTI by a third party. However, in any event Luitpold shall retain the right to obtain rhPDGF from such acquirer, and any acquirer of BMTI shall be required to (i) permit Luitpold to purchase rhPDGF directly from Novartis, or (ii) provide rhPDGF to Luitpold upon the same terms and conditions to which BMTI is bound under this Agreement and the Asset Purchase Agreement. Luitpold’s Right of First Negotiation shall not apply to negotiations relating to an acquisition of BMTI by a third party.

11.4 Transfer of Rights by Luitpold. In the event that Luitpold transfers ownership of the License granted in Section 2 or the rights granted in this Section 11 to a third party, or sublicenses essentially all of its rights thereunder to a third party, then: (1) all rights granted to Luitpold with respect to any New Technology or Licensed Product developed after the Closing of the Asset Purchase Agreement shall terminate unless a license with respect thereto has been executed by and between BMTI and Luitpold prior to such transfer or sublicense; and (2) Luitpold’s right to receive information regarding new Licensed Products and New Technology shall terminate upon any such transfer of sublicense.

11.5 Ownership of Improvements. Subject to the terms and conditions of any relevant third party license, Luitpold shall retain all rights, titles, interests, and ownership in any Improvements to the Licensed Technology, Licensed Products, and/or New Technology that it may make, discover or otherwise develop that do not claim priority or otherwise relate directly to the “Licensed Patents” as defined in the Restated Sublicense Agreement, including any and all intellectual property rights therein (“Luitpold Improvement”). Luitpold shall have the exclusive right to reproduce, publish, patent, copyright, sell, license and otherwise make use of the Improvement. Luitpold shall incur no additional sublicensing fees for such Improvements. Luitpold shall offer to BMTI the following Right of First Negotiation to use, offer to sell, sell, and/or otherwise develop and commercialize any Luitpold Improvement outside the Field of Use (“BMTI’s Right of First Negotiation”):

(a) Luitpold shall disclose to BMTI such Luitpold Improvements that it has the right to license, sell or otherwise transfer outside of the Field of Use upon the completion of the first Luitpold-sponsored animal evaluation of such Improvements, and shall provide BMTI with semi-annual written updates on the development of such Improvements thereafter until five (5) years after the Closing of the Asset Purchase Agreement.

(b) Luitpold shall offer to BMTI BMTI’s Right of First Negotiation upon the completion of any pilot clinical trial involving human subjects. Subject to customary confidentiality requirements, with the offer of BMTI’s Right of First Negotiation, Luitpold shall provide to BMTI:

(i) a draft or final report of such pilot clinical trial including tables, listings and raw data;

(ii) all information submitted to the FDA and/or any other regulatory bodies to which Luitpold has submitted information that shall have authority over the study and such Improvements, and any other testing of such Improvements;

(iii) Luitpold’s license for such Improvements, if licensed; and

(iv) Luitpold’s manufacturing agreements, plans and costs relating to such Improvements, to the extent such information exists.

Notwithstanding the foregoing, BMTI may exercise BMTI’s Right of First Negotiation regarding any Improvements prior to the completion of a human pilot clinical trial by providing Luitpold with written notice of its intent to do so and initiating negotiations with respect thereto.

(c) If Luitpold’s pilot clinical trial referred to above in Section 11.5(b) is not outside the Field of Use, BMTI shall have 180 days (or some other mutually agreed time period) from the offer of BMTI’s Right of First Negotiation to conduct its own pilot clinical trial with the Improvement outside the Field of Use. Luitpold shall provide BMTI with rights to reference any applicable Luitpold IND, IDE or DMF and any other applicable regulatory filings in the US and around the world. BMTI shall provide Luitpold with similar reference rights to its regulatory filings, and shall provide Luitpold with the same information described in Sections 11.5(b) (i), (ii) and (iv) above regarding BMTI’s pilot clinical trial.

(d) Negotiations between the Parties shall be presumed to be terminated if the Parties do not reach substantial agreement within 180 days of the date Luitpold’s offer of BMTI’s Right of First Negotiation or BMTI’s notice of its intent to exercise its rights if such notice is given prior to BMTI receiving an offer from Luitpold, or within ninety (90) days of the completion of a pilot clinical trial by BMTI, if BMTI conducts such pilot clinical trial.

(e) Regardless of the termination of any such negotiations between the Parties, Luitpold shall not offer any rights outside of the Field of Use to any third party on terms more favorable than those offered to BMTI for the latter of five (5) years following the Closing of the Asset Purchase Agreement, or two (2) years following termination of negotiations between the Parties regarding such rights. In addition, any rights to Improvements granted by Luitpold to any third party shall be subject to the Licensed Technology, and such third party license shall expressly state that no rights to Licensed Technology are granted to such third party therein either directly or by implication.

11.6 Notice. Either Party may generate Improvements without approval from or prior notice to the Party, but shall thereafter disclose to the other Party all Improvements made by such Party or its Affiliates or Distributors in accordance with this Section.

11.7 Right to Prosecute and Maintain Patents Related to Luitpold’s Improvements. During the term hereof, Luitpold shall have the right to file, prosecute and maintain all patents and patent applications related to any Luitpold Improvements. BMTI shall cooperate and, at Luitpold’s expense, shall render all reasonable assistance to Luitpold in preparing, filing and prosecuting such patents relating to Luitpold Improvements. Luitpold shall retain the right to abandon patent applications related to Luitpold’s Improvements in Luitpold’s reasonable discretion.

12. GENERAL PROVISIONS

12.1 Limited Liability. EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER LUITPOLD NOR BMTI WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

12.2 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between BMTI and Luitpold. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur or hold itself out to third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party. The Parties hereto agree that each is acting as an independent contractor and not as an agent or partner of the other by virtue of this Agreement.

12.3 Severability. If any provision of this Agreement shall be found to be void, invalid or unenforceable, the same shall either be conformed to the extent necessary to comply with applicable law or stricken if not so conformable, so as not to affect the validity of this Agreement.

12.4 Notices. All notices, requests, demands, waivers, consents, approvals or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or by recognized commercial courier service, and delivered by a facsimile transmission, as follows:

If to BMTI:	BioMimetic Therapeutics, Inc.
389 A Nichol Mill Lane
Franklin, TN 37067
Attention: Samuel E. Lynch, D.M.D., D.M.Sc.
FAX: 615-844-1281

With a copy to:	BioMimetic Therapeutics, Inc.
389 A Nichol Mill Lane
Franklin, TN 37067
Attention: Earl Douglas, General Counsel
FAX: 615-236-4457

If to Luitpold:	Luitpold Pharmaceuticals, Inc.
One Luitpold Drive
P.O. Box 9001
Shirley, NY 11967
Attention: Mary Jane Helenek, R.Ph, M.S., M.B.A.,
President and CEO
FAX: (631) 924-8650

With a copy to:	Sheppard Mullin Richter & Hampton LLP
1300 I Street, N.W.
11th Floor East
Washington, DC 20005
Attention: Peter Reichertz
FAX: 202-312-9426

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed effective (a) as of the date so delivered either personally or by facsimile transmission or courier service; or (b) on the third (3rd) business day after the same has been mailed.

12.5 Force Majeure. Neither Party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war or threatened act of war, acts of terror or threatened acts of terror, civil unrest, or intervention of any governmental authority, but any such delay or failure shall be remedied by such Party as soon as is reasonably possible. If the force majeure event persists for longer than twelve (12) months, the other Party shall have the right to terminate this Agreement.

12.6 Assignments. Notwithstanding the provisions contained in Section 11.4, this Agreement may not be assigned by Luitpold without the written prior consent of BMTI; provided, however, that Luitpold may assign any and all of its rights under this Agreement to (i) one or more direct or indirect subsidiaries or Affiliates of Luitpold or (ii) an acquirer of all or substantially all of its assets or business. This Agreement shall inure to the benefit of and be binding on the Parties’ permitted assigns, and successors in interest.

12.7 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment or any obligation under this Agreement shall be valid or effective unless in writing and signed by both Parties hereto.

12.8 Choice of Law. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

12.9 Dispute Resolution. The Parties agree that prior to any arbitration concerning this Agreement, an executive officer of BMTI and Luitpold with authority to resolve the dispute will meet within ten (10) days of a written request by either Party to the other and will attempt in good faith to negotiate a resolution to the dispute. If the Parties are unable to negotiate a resolution to the dispute within twenty (20) days of commencing negotiations, either Party may initiate arbitration proceedings by written request to the other. Except as otherwise specifically provided herein, all controversies and claims under this Agreement shall be settled by binding arbitration by a panel of three (3) arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in New York, New York. Each Party shall select one arbitrator and the two arbitrators so selected shall jointly select a third arbitrator. The decision reached by the arbitrators shall be conclusive and binding upon the Parties hereto and may be filed with the clerk of any court of competent jurisdiction. Each of the Parties shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared. Notwithstanding anything to the contrary in this Section 12.9, either Party may seek immediate injunctive relief from any court of competent jurisdiction for the protection of its intellectual property or Confidential Information.

12.10 Headings. Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

12.11 Execution. This Agreement shall be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same agreement.

12.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

12.13 Recording and Further Assurances. Luitpold may record this Agreement in each place necessary or convenient to perfect, protect or otherwise evidence Luitpold’s rights hereunder. Each Party agrees, promptly upon request, to execute such further documents as the other Party may reasonably request to for the purpose of making effective the rights of such Party under this Agreement, at the sole expense of the Party so requesting.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Samuel E. Lynch

Its:	President and CEO

LUITPOLD PHARMACEUTICALS, INC.
By:	/s/ Mary Jane Helenek

Its:	President and CEO

EXHIBIT A

LICENSED PATENTS

Country	Title	Status	Patent No.	Issued
US	Medicament for Promoting Growth of Mammalian Nerve	Filed – 2/18/94 Serial No. – 08/1 98,542	6,506,727	1/14/03
Australia	Medicament for Promoting Growth of Mammalian Nerve	Filed – 11/4/92 Serial No. – 3 0668/92	673659	3/12/97
Canada	Medicament for Promoting Growth of Mammalian Nerve	Filed – 11/4/92 Serial No. – 2,123,685	2,123,685	10/7/03
Japan	Medicament for Promoting Growth of Mammalian Nerve	Filed – 11/4/92 Serial No. – 5-510115	3,747,416	12/9/05
Japan	Medicament for Promoting Growth of Mammalian Nerve	Filed – 9/28/05 Serial No. – 2005-292267
Switzerland	Medicament for Promoting Growth of Mammalian Nerve	Filed – 11/4/92 Serial No. – 2309/93-2	684573	10/31/94
US	A Device to Promote Drug-Induced Nerve Regeneration	Filed – 1/26/94 Serial No. – 08/1 87,210	5,656,605	8/12/97
US	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 6/23/05 Serial No. - 11/159,533
US	Maxillofacial Bone Augmentation Using rhPDGF-BB and a Biocompatible Matrix	Filed - 11/17/06 Serial No. - 11/601,376
US	Compositions and Methods for Repairing Cartilage Defects	Filed - 1/12/07 Serial No. - 60/880,301
US	Compositions and Methods for Treating Bone	Filed - 2/9/07 Serial No. – 11/704,685
US	Prevention and Treatment for Osteonecrosis and Osteonecrosis of the Jaw	Filed - 2/20/07 Serial No. – 60/890,763
US	Methods and Compositions for Treating the Vertebral Column	Filed – 6/4/07 Serial No. – 60/933,202 assignment
Int’l	Maxillofacial Bone Augmentation Using rhPDGF-BB and a Biocompatible Matrix	Filed - 11/17/06 Serial No.- PCT/US06/044766
Int’l	Compositions and Methods for Treating Bone	Filed - 2/9/07 Serial No. – PCT/US07/03582
Int’l	Compositions and Methods for Arthrodetic Procedures	Filed - 11/5/07 Serial No. – PCT/US07/83638
Australia	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 2005295919
Brazil	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – PI05161053
Canada	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 2583823
China	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 2005800423857

EXHIBIT A

Egypt	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 3602007
Europe	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 058033564
India	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 1712KOLNP2007
Israel	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 182480
Japan	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 2007536784
Korea	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 1020077010708
Mexico	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – MX/a/07/00449
New Zealand	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 554511
Norway	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 20071974
South Africa	Platelet-Derived Growth Factor Compositions and Methods of Use Thereof	Filed - 10/12/05 Serial No. – 200703515
US	Compositions and Methods for Treating Rotator Cuff Injuries	Filed – 7/2/07 Serial No. 11/772,646
PCT	Compositions and Methods for Treating Rotator Cuff Injuries	Filed – 7/2/07 Serial No. – PCT/US07/1 5345

EXHIBIT A

EXHIBIT B

ROYALTY RATES

Royalty Rate	Net sales to customers in**	Net sales to**
From the Effective Date thru ** anniversary of the Effective Date	**	**

If a Valid Claim of a US patent covering a Licensed Product has issued by the ** anniversary of the Effective Date, then from the ** anniversary of the Effective Date thru the expiration of the last to expire patent

	**	**
If such a Valid Claim has not issued by the ** anniversary, then from the ** anniversary of the Effective Date thru **	**	**
If the last to expire patent expires before **, royalty thru ** shall be:	**	**

**

REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT B

EXHIBIT C

STATEMENT REGARDING SALES TO

MEDICAL PROFESSIONALS/INSTITUTIONS

I/We, as identified below, hereby certify that I/we are purchasing from the Osteohealth Company, Division of Luitpold Pharmaceuticals, Inc., the following product(s) _______________________________________________________ for use only per the indication(s) of use approved for this product(s) as indicated by the approved labeling for the product(s) attached hereto. I/We certify that my/our practice is involved in craniofacial surgery and that the product(s) will be used for this purpose. I/We hereby certify that such product(s) will not be only used for orthopedic use or in the treatment of the spine.

I/We acknowledge that, if I am/we are found to have violated this certification, I/we will return any unused units of the product(s) to the Osteohealth Company and that the Osteohealth Company will cease any and all future sales of the product(s) to me/us. I/we acknowledge that this certification will be continuing in nature and will apply to all future sales of the product(s) by the Osteohealth Company to me/us.

I/We certify the following information is true and correct:

Name of Institution:
Medical Certification/Specialty:
(Attach Medical License)
or

Name of Institution:
Address:

Phone:
Facsimile:
Email:

EXHIBIT C

Executed this ____ day of _____________, 20___, by:

Name:
Title:

EXHIBIT D

QUARTERLY REPORT OF SALES TO

NON-DENTISTS OR NON-DENTAL INSTITUTIONS

CUSTOMER NAME/ADDRESS	SPECIALTY	PRODUCT(S)	UNITS	DOLLARS	INDICATION(S)
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.